UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2012

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 East Middlefield Road Mountain View, California		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2012, Hansen Medical, Inc. (the “Company”) and Intuitive Surgical Operations, Inc. (“ISOI”), a subsidiary of Intuitive Surgical, Inc. (“Intuitive”) entered into a first amendment (the “Amended License Agreement”) to the Cross-License Agreement between the Company and Intuitive dated as of September 1, 2005 (the “Original Agreement”). Intuitive previously assigned all of its rights and obligations under the Original Agreement to ISOI.

Under the terms of the Amended License Agreement, the Company agreed to expand the scope of the Company’s patent portfolio license to ISOI, which license remains limited to ISI’s Field of Use (as defined in the Original Agreement), to include patents and patent applications conceived of or filed by the Company after the effective date of the Original Agreement until three years following the effective date of the Amended License Agreement or earlier if the Amended License Agreement is terminated pursuant to its terms. In addition, the first sentence of the definition of “Hansen Field of Use” was modified by the Amended License Agreement to read: “Hansen Field of Use” means the research, development, manufacture, use, sale, promotion, distribution and importation of medical devices and systems for intravascular approaches for the diagnosis and/or treatment of cardiovascular, neurovascular, and peripheral vascular diseases, wherein the distal end of the medical device or system, after entering a blood vessel, remains within the blood vessel or branches of the blood vessel for the delivery of the diagnostic or therapeutic modality for which the device or system is being used.” In consideration of the rights and licenses granted by the Company to ISOI in the Amended License Agreement, ISOI agreed to pay the Company a $20 million upfront licensing fee.

Item 3.02.	Unregistered Sales of Equity Securities.

On October 26, 2012, the Company entered into a definitive common stock purchase agreement (the “Purchase Agreement”) with ISOI. Pursuant to the Purchase Agreement, the Company sold 5,291,005 shares of the Company’s common stock (the “Shares”) to ISOI in a private placement transaction for an aggregate purchase price of $10 million. The Shares were sold to ISOI at a per share price representing a 5% premium to the trailing 10-day average of the Company’s closing prices on NASDAQ on the date the Purchase Agreement was executed. The Shares are subject to an 18-month lock-up period during which ISOI will not transfer the Shares.

The Shares sold pursuant to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended, and, following the expiration of the lock-up, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities were issued pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated by the Securities and Exchange Commission. However, pursuant to the terms of the Purchase Agreement, the Company has agreed to register the Shares for resale pursuant to a registration statement declared effective prior to the end of the 18-month lock-up period. In the event the registration statement covering resales of the Shares is not filed or declared effective by the applicable dates, the Company will pay to ISOI a penalty in the amount equal to one percent (1%) of the purchase price of the Shares per month, capped at six percent (6%). The Company shall bear all expenses of such registration of the Shares. The Purchase Agreement contains customary representations, warranties and covenants of the Company and ISOI and the Company has agreed to indemnify ISOI and its affiliates for losses relating to breaches of the Company’s representations, warranties and covenants.

The foregoing description of the unregistered sale of equity securities and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release, dated October 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: October 31, 2012	/s/ PETER J. MARIANI
Peter J. Mariani Chief Financial Officer

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